Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL INFORMATION

Basis of Pro Forma Presentation

The following unaudited pro forma combined financial data is intended to show how the acquisition of Spectrum Control Inc. a Pennsylvania corporation (“Spectrum”) and SenDEC Corporation (“SenDEC”) and the consummation of the equity offerings, the borrowing of new indebtedness, and the repayment of certain previously outstanding indebtedness described below might have affected the historical financial statements of API Technologies Corp. (the “Company” or “API”) if such acquisitions and the other transactions had been completed on the first day of the reporting period and was prepared based on the historical financial results reported by API, Spectrum and SenDEC. The following should be read in connection with the audited consolidated financial statements of API included in the Form 10-K filed with the SEC on August 26, 2011, the historical financial statements of SenDEC included in the Form 8-K/A filed with the SEC on April 7, 2011, and the historical financial statements of Spectrum included in the Form 8-K/A filed with the SEC on July 8, 2011 and as Exhibit 99.1 in this Form 8-K/A. On June 1, 2011, pursuant to the Agreement and Plan of Merger, dated as of March 28, 2011 (the “Merger Agreement”), by and among the Company, Erie Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Spectrum, the Company completed its acquisition of Spectrum. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Spectrum (the “Merger”), with Spectrum continuing as the surviving corporation and becoming a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, each share of common stock of Spectrum, other than shares owned by the Company, Merger Sub, Spectrum or any their subsidiaries, were converted into the right to receive $20.00 in cash, without interest. The total transaction value was approximately $270 million, including the value of stock options cashed-out as a result of the Merger.

On June 1, 2011, the Company entered into a Credit Agreement (the “Original Credit Agreement”) with each of the lenders party thereto (the “Original Lenders”) and Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent for the Original Lenders, providing for a secured term loan in the principal amount of $200 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. Concurrent with the closing of the Merger, the Company borrowed $200 million in term loans and used the proceeds to (i) finance the Merger, (ii) pay off certain outstanding indebtedness of the Company and its subsidiaries (including certain indebtedness of Spectrum and its subsidiaries), and (iii) pay fees and expenses incurred in connection with the Original Credit Agreement and the Merger.

On June 27, 2011 (the “Amendment Date”), the Company entered into a Common Stock Purchase Agreement, by and among the Company and the Purchasers (as defined therein), pursuant to which the Company issued approximately 4.8 million shares of its common stock in a private placement for a purchase price of $6.50 per share. After giving effect to the application of the proceeds of this equity financing to the repayment of $30 million aggregate principal amount of term loans, $170 million aggregate principal amount of term loans remained outstanding under the Amended and Restated Credit Agreement (as described below) as of the Amendment Date.

Also on the Amendment Date, the Company entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with each of the lenders party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent for the Lenders, which amended and replaced in its entirety the Original Credit Agreement. The Amended and Restated Credit Agreement provides for a secured term loan facility in the principal amount of $170 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million.

The unaudited pro forma combined financial information also gives effect to our two recently completed private placements (the “Private Placements”) of approximately 17.1 million and 4.8 million shares of our common stock at purchase prices of $6.00 and $6.50 per share, respectively.

The unaudited pro forma combined consolidated financial statements of API have been prepared by management by combining API’s historical statements of operations and its wholly owned subsidiaries, which include pro forma adjustments for the SenDEC share acquisition dated January 21, 2011. These unaudited pro forma combined consolidated statements have been combined with that of Spectrum for the periods presented. The unaudited pro forma combined consolidated statement of operations for the fiscal year ended May 31, 2011 give pro forma effect as if the transactions had occurred on or before the first day of the reporting period. The unaudited pro forma combined consolidated balance sheet gives pro forma effect as if the transactions had occurred on May 31, 2011.

The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions of Spectrum and SenDEC, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. Pro forma adjustments are based on preliminary estimates and assumptions.

The unaudited pro forma combined consolidated financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the Company’s results of operations actually would have been had the acquisition been completed by the dates indicated. In addition, the unaudited pro forma combined consolidated financial information does not purport to project the future operating results of the Company. No effect has been given in the unaudited pro forma combined consolidated financial information for the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. The unaudited pro forma combined consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company. The unaudited pro forma combined consolidated financial information was prepared using the purchase method of accounting as required by the accounting guidance for business combinations. The purchase price has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Therefore, the actual amounts recorded as of the completion of their analysis might differ materially from the information presented in the unaudited pro forma combined financial statements.

API Technologies Corp.

Pro Forma Combined Consolidated Balance Sheet

As of May 31, 2011

(Unaudited)

	May 31 2011 API Technologies Corp. Form 10-K	May 31, 2011 Spectrum Control	Adjustments		API Technologies Corp. Pro Forma

ASSETS
Current
Cash and cash equivalents	$108,417,312	$7,141,000	$(94,852,434	) (a) (b) (c) (d)	$20,705,878
Marketable securities, at fair value	—	—	—		—
Accounts receivable, less allowance for doubtful accounts	16,823,884	23,358,000	—		40,181,884
Inventories, net	31,629,092	35,747,000	—		67,376,092
Deferred income taxes	—	1,681,000	—		1,681,000
Prepaid expenses and other current assets	1,012,326	5,268,000	—		6,280,326

	157,882,614	73,195,000	(94,852,434)		136,225,180

Fixed assets, net	16,430,972	28,245,000	5,000,000	(b)	49,675,972
Fixed assets held for sale	150,000	—	—		150,000
Deferred income taxes	—	—	—		—
Goodwill	90,300,834	45,867,000	106,523,000	(b)	242,690,834
Intangible Assets, net	8,407,302	10,352,000	63,048,000	(b)	81,807,302

	$273,171,722	$157,659,000	$79,718,566		$510,549,288

Liabilities and Shareholder’s Equity
Current
Bank indebtedness	$4,372,025	$3,000,000	$(7,372,025	) (c) (d)	$—
Accounts payable and accrued expenses	24,210,020	18,801,000	(12,615,582	) (b)	30,395,438
Deferred revenue	546,234	—	—		546,234
Seller’s note payable	—	—	—		—
Current portion of long-term debt	243,957	—	—		243,957
Current liabilities of discontinued operations	141,311	—	—		141,311

	29,513,547	21,801,000	(19,987,607)		31,326,940

Deferred income taxes		11,272,000	22,950,000	(b)	34,222,000
Long-term debt, net of current portion and discount	1,931,973	307,000	170,000,000	(a)	172,238,973

	31,445,520	33,380,000	172,962,393		237,787,913

Commitments
Shareholders’ equity
Common stock	49,142	41,495,000	(41,489,908	) (f) (g)	54,234
Additional paid-in capital	290,712,580	—	31,142,680	(a) (g)	321,855,260
Common stock subscribed but not issued	2,373,000	—	—		2,373,000
Accumulated deficit	(51,694,233)	81,628,000	(82,896,599	) (f)	(52,962,832)
Accumulated other comprehensive income
Currency translation adjustment	285,713	1,156,000	—		1,441,713
Unrealized gain on marketable securities, net of tax	—	—	—		—

Total accumulated other comprehensive income	285,713	1,156,000	—		1,441,713

	$241,726,202	$124,279,000	$(93,243,827)		$272,761,375

	$273,171,722	$157,659,000	$79,718,566		$510,549,288

API Technologies Corp.

Consolidated Statement of Operations

(Expressed in US Dollars)

(Unaudited)	API Technologies Corp. Actuals Twelve Months Ended May 31, 2011	Consolidated Combined SenDEC Corporation Actuals For the period ended January 20, 2011	SenDEC Corporation Maintenance Meter Division Pro-forma Adjustments For the period ended January 20, 2011	SenDEC Corporation Pro-forma Adjustments Twelve Months Ended January 20, 2011		Consolidated Combined Spectrum Control Corporation Actuals Twelve Months Ended May 31, 2011	Spectrum Control Corporation Pro-forma Adjustments Twelve Months Ended May 31, 2011	API Technologies SenDEC Acquisition Pro-forma Adjustments Twelve Months Ended May 31, 2011		Pro-Forma Twelve Months Ended May 31, 2011
		(h)	(h)				(l) (m)
Sales	$108,278,713	$77,702,461	$(3,979,740)	$—		$168,822,383	$2,377,000	$—		$353,200,817

Cost of sales	86,036,414	66,695,163	(2,831,143)	—		119,902,896	1,320,000	—		271,123,330

Restructuring charges	2,066,942	—	—	—		—	—	—		2,066,942

	88,103,356	66,695,163	(2,831,143)	—		119,902,896	1,320,000	—		273,190,272

Gross profit	20,175,357	11,007,298	(1,148,598)	—		48,919,487	1,057,000	—		80,010,545

Expenses
General and administrative	18,959,575	3,070,810	(1,202,904)	(110,000	) (i)	11,435,608	118,000	9,501,999	(b)	41,773,088
Selling expenses	6,346,823	3,196,868	—	—		12,265,680	167,000	—		21,976,371
Research & Development	2,389,071	—	—	—		6,133,533	135,000	—		8,657,604
Business acquisition related charges	12,798,143	—	—	—		13,828,598	(13,828,598)	(12,798,143	) (b)	—
Restructuring charges	3,963,482	—	—	—		—	—	—		3,963,482

	44,457,094	6,267,678	(1,202,904)	(110,000)		43,663,419	(13,408,598)	(3,296,144)		76,370,545

Operating income (loss)	(24,281,737)	4,739,620	54,307	110,000		5,256,068	14,465,598	3,296,144		3,640,000

Other (income) expenses

Interest expenses, net	3,281,734	231,524	(8,279)	(223,245	) (j)	83,468	—	11,125,601	(k) (j) (e)	14,490,803
Amortization of note discounts due to debt extinguishment	2,775,918	—	—	—		—	—	(2,775,918)		—
Other (income) expenses	(1,348,927)	2,050	1,425	—		93,596	—	—		(1,251,856)

	4,708,725	233,574	(6,854)	(223,245)		177,064	—	8,349,683		13,238,947

Income (loss) before income taxes	(28,990,462)	4,506,046	61,161	333,245		5,079,004	14,465,598	(5,053,539)		(9,598,947)
(Recovery) provision for income taxes	(2,677,366)	1,497,398	(11,427)	—		4,294,202	5,786,239 (n)	(11,566,412	) (o)	(2,677,366)

Income (loss) from continuing operations	$(26,313,096)	$3,008,647	$72,588	$333,245		$784,802	$8,679,359	$6,512,873		$(6,921,581)

Loss per share - Basic	$(1.27)									$(0.13)

Loss per share - Diluted	$(1.27)									$(0.13)

Weighted average shares outstanding
Basic	20,657,757									54,560,150

Diluted	20,657,757									54,560,150

1.	REPORTING CURRENCY

The unaudited pro forma combined consolidated financial statements are expressed in US dollars, to be consistent with the reporting currency.

2.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

a)	The unaudited pro forma combined consolidated financial statements incorporate the following pro forma assumptions and adjustments: (i) the Merger, (ii) the Private Placements, and (iii) the $170 million aggregate principal amount of term loans outstanding under the Amended and Restated Credit Agreement as of the Amendment Date. The balance sheet adjustment reflects net cash remaining from sources of cash upon the Merger.

b)	API evaluated the asset purchase in accordance with business combination accounting using the purchase method of accounting. The fair value of the assets acquired in the Spectrum transaction include intangible assets of approximately $67,500,000 and goodwill of approximately $152,000,000. The adjustments were netted against the elimination of Spectrum’s goodwill and intangible assets. In addition, in calculating the fair value of Spectrum’s assets and liabilities the Company increased the value of the land and building owned by Spectrum to its fair value. The intangible assets have been amortized between 3 and 10 years on the pro forma income statements. API is continuing to accumulate information and any changes will be reflected in subsequent periods. API has accounted for the Spectrum acquisition using the purchase method of accounting. In accordance with business combinations accounting, API incurred legal costs, professional fees and financing costs in connection with the Spectrum acquisition of approximately $19,000,000. To the extent the acquisition costs are not reflected in the historic statements they are reflected in the retained earnings. Deferred financing costs are reflected in the intangible asset adjustment.

c)	Pro forma adjustment to reflect the repayment of Spectrum’s outstanding debt under its previous line of credit in the principal amount of approximately $3,000,000 (and accrued interest and fees thereon) from the proceeds of the Merger.

d)	Pro forma adjustment to reflect the repayment of API’s outstanding debt under its previous line of credit in the principle amount of approximately $4,372,000 (and accrued interest and fees thereon) from the proceeds of the Merger.

e)	The loan is subject to interest at LIBOR plus a margin of 6.25%. The Company has assumed a LIBOR floor of 1.5% for pro forma interest calculations.

f)	Spectrum’s historic retained earnings, common stock and additional paid in capital have been eliminated upon consolidation.

g)	Reflects pro forma adjustment related to the issuance of approximately 5,100,000 shares at par value of $0.001 for which the proceeds were used for the Merger.

h)	On January 21, 2011, API acquired all of the equity of SenDEC which included $30,000,000 of cash for a total consideration of $138,853,496, comprised of the issuance of (i) 22,000,000 API common shares (ii) issuance of 750,000 vested options at $6.05 per share, and (iii) the obligation to pay former SenDEC shareholders up to $14 million in earn-out payments, potentially payable in three installments through July 31, 2013, based on achievement of certain financial milestones of SenDEC.

At the date of acquisition, SenDEC’s Maintenance Meters division was spun out of SenDEC and we acquired all the outstanding shares of SenDEC.

i)	Reflects pro forma adjustment to remove SenDEC’s pre-acquisition management bonus and stock option plans.

j)	Reflects pro forma adjustment of interest expense due to repayment of SenDEC’s bank debt immediately before API acquired SenDEC net of interest expense due on the $170 million aggregate principal amount of term loans outstanding under the Amended and Restated Credit Agreement as of the Amendment Date.

k)	Pro forma adjustment to reflect re-payment of $20,000,000 Investor Notes from the proceeds of the SenDEC acquisition, and includes fully amortizing the discount on Investor Notes and Convertible Promissory Notes.

l)	On June 18, 2010, Spectrum acquired substantially all of the assets and assumed certain liabilities of Sage Laboratories, Inc. (“Sage Labs”).The pro forma financial statements have been adjusted to include the operating activities of Sage Labs for the period June 1, 2010 through June 18, 2010.

m)	On October 29, 2010, Spectrum acquired all of the outstanding common stock of Summit Instruments, Inc. (“Summit”). The pro forma financial statements have been adjusted to include the operating activities of Summit for the period June 1, 2010 through October 29, 2010. Expenses directly related to the Sage Labs acquisition ($360,972) and Summit acquisitions ($57,130) have been eliminated in the pro forma financial statements.

n)	Tax impact of pro forma adjustments, at the effective income tax rate of 40% ($5,826,605/ $16,274,826).

o)	Tax adjustment due to reflect the pro forma combined income loss before taxes of the combined companies after pro forma adjustments.

3.	EARNINGS PER SHARE

API Technologies Corp. basic pro forma earnings (loss) per share was calculated based on the unaudited pro forma combined net income (loss) and the weighted average number of shares outstanding during the reporting periods. The combined entity’s financial statements are prepared as if the transaction had been completed at the beginning of the period. The net loss and shares used in computing the net loss per share for the year ended May 31, 2011 are based on API’s historical weighted average common shares outstanding during the respective periods. The effect of the additional shares of API common stock issued as part of the Company’s asset acquisition from the Kuchera companies has been included for purposes of presenting pro forma net loss per share. However, the effect of any common stock issuable upon the exercise of API’s stock options has been excluded from the historical and pro forma computation of net loss per share as the effect would be anti-dilutive.